UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2025

ASTRONOVA, INC.

(Exact name of registrant as specified in its charter)

Rhode Island	0-13200	05-0318215
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 East Greenwich Avenue

West Warwick, RI 02893

(Address of principal executive offices) (Zip Code)

(401) 828-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
Common Stock, $0.05 Par Value	ALOT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

As previously reported, on June 29, 2025, Gregory A. Woods resigned from his positions as President and Chief Executive Officer of AstroNova, Inc. (the “Company”) and as a member of the Company’s Board of Directors. Pursuant to the terms of a Separation Agreement and General Release entered into by the Company and Mr. Woods effective as of July 16, 2025 (the “Separation Agreement”), Mr. Woods’ employment terminated on July 16, 2025.

During the one-year period following the Separation Agreement, at the request of the Company’s Interim Chief Executive Officer, an incoming Chief Executive Officer or the Chief Financial Officer, Mr. Woods is obligated to provide up to 20 hours of assistance to the Company and its management per week with respect to the transition of the chief executive officer role. Mr. Woods is also obligated under the Separation Agreement to continue to cooperate with the Company in its arbitral and other proceedings relating to the Company’s acquisition of MTEX New Solution S.A.

Pursuant to the Separation Agreement, (i) Mr. Woods will receive payment of one-half of his current base salary (not including bonuses or other incentives) and one-half of his current vehicle allowance (minus federal state, and local withholdings and any liens), for 52 weeks, in biweekly payments in accordance with the Company’s usual payroll practices, (ii) all outstanding and unvested time-based restricted stock units (including performance-based restricted stock units that have become Earned RSUs within the meaning of those awards) set forth on Schedule A to the Separation Agreement shall continue to vest for a period of 12 months following Mr. Woods’ separation date in accordance with their original vesting schedules, notwithstanding the occurrence of the termination of his employment, (iii) all outstanding stock purchase options set forth on Schedule A to the Separation Agreement shall remain exercisable through the earlier of (a) the tenth anniversary of the date of grant of such option and (b) July 16, 2026, (iv) if Mr. Woods elects COBRA continuation coverage on a timely basis, the Company will subsidize 100% of the cost of COBRA coverage on all plans selected for Mr. Woods and his wife, as well as any administrative fee, until the earlier to occur of (a) 12 months following Mr. Woods’ separation date or (b) the date Mr. Woods obtains alternate comparable coverage through another employer or provider, (v) if Mr. Woods or his spouse is, or becomes, eligible for Medicare at any time during the COBRA subsidy period, the Company will reimburse him for the portion of his Medicare premiums that he pays during the same COBRA subsidy period, provided that (a) the maximum aggregate Medicare reimbursement, combined with the COBRA subsidy, shall not exceed $2,021.89 per month and (b) such reimbursement shall cease immediately upon Mr. Woods’ receipt of alternate, comparable coverage or upon the expiration of the twelve-month period, whichever occurs first, (vi) payment for accrued and unused paid time off will be paid on the next regularly scheduled pay date after Mr. Woods’ separation date, and (vii) reimbursement for business expenses incurred by Mr. Woods prior to June 29, 2025 will be paid on the next regularly scheduled pay date after Mr. Woods’ separation date.

The Separation Agreement includes a customary release of claims in favor of the Company by Mr. Woods.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Separation Agreement dated July 16, 2025 between the Company and Gregory A. Woods*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Certain confidential portions of this exhibit were omitted because the identified confidential provisions (i) are not material and (ii) are the type that the Company treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASTRONOVA, INC.

Dated: July 21, 2025	By:	/s/ Thomas D. DeByle
Thomas D. DeByle
Vice President, Chief Financial Officer and Treasurer